MGP INGREDIENTS REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS
Strong Premium Beverage Alcohol Annual Net Sales Growth of 18%

ATCHISON, Kan., March 1, 2018 - MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the fourth quarter and full year ended December 31, 2017.

2017 fourth quarter results compared to 2016 fourth quarter results

•	Consolidated net sales increased 8.7% to $88.2 million, as a result of growth in premium beverage alcohol and specialty ingredients.

•	Consolidated gross profit increased 11.0% to $19.5 million, reflecting improved gross profit results in both the Distillery Products and Ingredient Solutions segments.

•	Consolidated gross margin increased 40 basis points to 22.1%, driven by a 50 basis point improvement in the Distillery Products segment.

•
Net income increased 52.6% to $12.6 million, primarily due to the revaluation of the Company’s deferred income taxes in response to the Tax Cuts and Jobs Act ("Tax Act") becoming law in December of 2017.

•	Earnings per share increased to $0.74 per share from $0.48 per share in the prior year period, primarily due to the deferred tax liability revaluation benefit resulting from the Tax Act.

2017 full year results compared to 2016 full year results

•	Consolidated net sales increased 9.2% to $347.4 million, as a result of growth in premium beverage alcohol and specialty ingredients.

•	Consolidated gross profit increased 16.4% to $76.0 million, reflecting stronger gross profit results in both the Distillery Products and Ingredient Solutions segments.

•	Consolidated gross margin increased 140 basis points to 21.9% for 2017, driven by a 160 basis point improvement in the Distillery Products segment.

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Consolidated operating income increased 2.2% to $42.9 million, primarily due to gross profit growth in both segments, offset by investments in SG&A and a decrease in other operating income related to special items recorded in 2016.

•
Gain on sale of equity method investment of $11.4 million reflects the pre-tax impact of the sale of the Company’s 30 percent interest in Illinois Corn Processing, LLC ("ICP") during the third quarter of 2017.

•	Net income increased 34.1% to $41.8 million.

•
Earnings per share increased to $2.44 per share from $1.82 per share in the prior year, primarily due to the net gain on the sale of ICP, the deferred tax liability revaluation benefit, and improved operating performance.

“We are very pleased with the results this quarter and year, as they underscore our continued progress against our long term strategic goals,” said Gus Griffin, president and CEO of MGP Ingredients. “Both of our business segments showed solid growth over the prior year, driving operating income growth which was consistent with our guidance.”

Distillery Products Segment - Premium Beverage Alcohol Growth of 18% Drives Strong Segment Results for the Year
For the fourth quarter of 2017, net sales for the Distillery Products segment increased 8.9% to $74.0 million, driven by a 13.0% increase in net sales of premium beverage alcohol. Gross profit improved to $17.7 million, or 24.0% of net segment sales, compared to $16.0 million, or 23.5% of net segment sales in the fourth quarter 2016.

For the full year 2017, net sales for the Distillery Products segment increased 9.7% to $291.0 million, driven by an 18.4% increase in net sales of premium beverage alcohol. Gross profit improved to $66.8 million, or 23.0% of net segment sales, compared to $56.8 million, or 21.4% of net segment sales in the prior year.

Griffin said, "We continued to see strong demand for our premium beverage alcohol products, supported by our ability to cultivate solid partnerships with existing customers as well as attract new customers. The continued strong growth of our premium beverage alcohol business, and the resulting favorable mix shift, more than offset the continued soft pricing for our DDG co-product, and delivered both revenue and margin growth."

Food Grade Alcohol (in thousands)	Net Sales Quarter Ended December 31,		Quarter vs. Quarter Net Sales Change Increase/(Decrease)
	2017	2016	$ Change	% Change
Premium Beverage Alcohol	$46,130	$40,818	$5,312	13.0%
Industrial Alcohol	18,861	18,067	794	4.4
Food Grade Alcohol	$64,991	$58,885	$6,106	10.4%

	Net Sales Year Ended December 31,		Year vs. Year Net Sales Change Increase/(Decrease)
	2017	2016	$ Change	% Change
Premium Beverage Alcohol	$177,998	$150,364	$27,634	18.4%
Industrial Alcohol	76,636	77,290	(654)	(0.8)
Food Grade Alcohol	$254,634	$227,654	$26,980	11.9%

Ingredient Solutions - Segment Sales Increased 7% for the Year
For the 2017 fourth quarter, net sales in the Ingredient Solutions segment increased 7.8% to $14.2 million. Gross profit increased to $1.8 million, or 12.5% of net segment sales, compared to $1.6 million, or 12.4% of net segment sales in the fourth quarter 2016.

For the full year 2017, net sales for the Ingredient Solutions segment increased 6.5% to $56.4 million. Gross profit improved to $9.2 million, or 16.3% of net segment sales, compared to $8.4 million, or 15.9% of net segment sales in the prior year.

Griffin said, “We are particularly pleased with the gains we have experienced in both our textured wheat protein and fiber businesses for the fourth quarter and full year.  The turnaround of our TruTex textured wheat protein business continues to go well.  We are pleased with the current results and are excited about the future potential of this product line.”

Other
Corporate selling, general and administrative expenses were $9.0 million for the fourth quarter 2017, compared to $7.0 million in the fourth quarter 2016, primarily due to increases in incentive compensation, personnel costs, and professional fees. For the full year 2017, corporate selling, general and administrative expenses increased $6.4 million to $33.1 million, primarily due to investments in the MGP brands platform (personnel costs and advertising and promotion) and an increase in incentive compensation.

MGP’s gain on the sale of the equity method investment of $11.4 million reflects the pre-tax impact of the previously announced sale of the equity investment in ICP recorded in the third quarter 2017.

The corporate effective tax (benefit) rate for the quarter was (22.9)% compared with 31.3% in the year ago period. The corporate effective tax rate for the year was 20.7% compared with 30.3% in the prior year.

Earnings per share grew to $0.74 for the fourth quarter 2017, compared to $0.48 for the fourth quarter 2016. For the full year 2017, earnings per share grew to $2.44, compared to $1.82 for the full year 2016.

2018 and Long-Term Guidance
MGP is offering the following guidance for fiscal 2018 and beyond.

•	Reconfirming previous guidance, operating income is expected to grow between 10% and 15% for fiscal year 2018.

•	The Company’s conservative estimate of growth in operating income in 2019 is 15% to 20% as sales of aged whiskey inventory becomes a more significant factor.

•
2018 net sales growth is projected in the high single-digit percentage range versus 2017, subject to some volatility as the Company continues to shift sales from industrial to premium beverage alcohol.

•	2018 gross margins are expected to continue to grow modestly versus 2017.

•	2018 effective tax rate is forecast to be 25%, and shares outstanding are expected to be approximately 16.9 million at year end.

Conclusion
“We are very pleased with the continued strength and momentum we experienced this year,” Griffin added.  “We continue to work to take full advantage of the macro consumer trends benefiting both our business segments.  We remain committed to investing to maximize that potential and our investment in aged whiskey is one such strategic investment.  That inventory has now reached $65.7 million, at cost.”

“On the beverage side, while our core business will always be supplying other brand owners with premium distilled spirits, we are pleased with the progress of our brands initiative, both the in-market results of our brands and the growth of our organization.  Based on that, we are now expanding our brands into a few additional markets,” concluded Griffin.

About MGP Ingredients, Inc.
MGP is a leading producer and supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include premium bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by decades of experience. The Company's proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The Company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the Company facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on growth in operating income, net sales, gross margin, and future effective tax rate may constitute forward-looking statements. In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or our Indiana facility, (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) actions of governments, and (xi) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2017.

For More Information
Investors & Analysts:
Mike Houston
313-309-9506 or Investor.Relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD

Operating income	Operating Income	Change Quarter-versus-Quarter
Operating income for the quarter ended December 31, 2016	$10,598
Increase in gross profit - distillery products segment	1,791	16.9	pp(a)
Increase in gross profit - ingredient solutions segment	149	1.4	pp
Change in SG&A expenses	(2,006)	(18.9)	pp
Operating income for the quarter ended December 31, 2017	$10,532	(0.6)%

(a) Percentage points ("pp").

Operating income	Operating Income	Change Year-versus-Year
Operating income for 2016	$41,975
Increase in gross profit - distillery products segment	9,981	23.8	pp(a)
Increase in gross profit - ingredient solutions segment	752	1.8	pp
Change in SG&A expenses	(6,414)	(15.3)	pp
Change in other operating income, net	(3,385)	(8.1)	pp
Operating income for 2017	$42,909	2.2%

(a) Percentage points ("pp").

MGP INGREDIENTS, INC.
EARNINGS PER SHARE ROLLFORWARD

Change in basic and diluted earnings per share	Basic and Diluted EPS	Change Quarter-versus-Quarter
Basic and diluted earnings per share for the quarter ended December 31, 2016	$0.48
Change in equity method investment earnings (loss)(a)	(0.07)	(14.6)	pp(b)
Tax: Effect of Tax Act legislation	0.19	39.6	pp
Tax: Change in effect of implementation of ASU No. 2016-09	0.11	22.9	pp
Tax: Change in effective tax rate (excluding tax item above)	0.03	6.3	pp
Basic and diluted earnings per share for the quarter ended December 31, 2017	$0.74	54.2%

(a)	Items are net of tax based on the effective tax rate for the base year (2016), excluding the effect of the adoption of ASU 2016-09.

(b)	Percentage points ("pp").

Change in basic and diluted earnings per share	Basic and Diluted EPS	Change Year-versus-Year
Basic and diluted earnings per share for 2016	$1.82
Change in operating income:
Operations(a)	0.17	9.3	pp(b)
Other operating income, net(a)	(0.13)	(7.1)	pp
Gain on sale of equity method investment	0.44	24.2	pp
Change in equity method investment earnings (loss)(a)	(0.17)	(9.3)	pp
Change in weighted average shares outstanding	(0.02)	(1.1)	pp
Tax: Effect of Tax Act legislation	0.19	10.4	pp
Tax: Change in effect of implementation of ASU No. 2016-09	0.11	6.0	pp
Tax: Change in effective tax rate (excluding tax items above)	0.03	1.7	pp
Basic and diluted earnings per share for 2017	$2.44	34.1%

(a)	Items are net of tax based on the effective tax rate for the base year (2016), excluding the effect of the adoption of ASU 2016-09.

(b)	Percentage points ("pp").

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Sales	$91,043	$85,005	$358,132	$328,081
Less: excise taxes	2,850	3,860	10,684	9,818
Net sales	88,193	81,145	347,448	318,263
Cost of sales	68,668	63,560	271,432	252,980
Gross profit	19,525	17,585	76,016	65,283
Selling, general and administrative expenses	8,993	6,987	33,107	26,693
Other operating income, net	—	—	—	(3,385)
Operating income	10,532	10,598	42,909	41,975
Gain on sale of equity method investment	—	—	11,381	—
Equity method investment earnings (loss)	—	1,776	(348)	4,036
Interest expense, net	(250)	(314)	(1,184)	(1,294)
Income before income taxes	10,282	12,060	52,758	44,717
Income tax expense (benefit)	(2,357)	3,775	10,935	13,533
Net income	$12,639	$8,285	41,823	$31,184

Income attributable to participating securities	275	254	996	954
Net income attributable to common shareholders and used in EPS calculation	$12,364	$8,031	$40,827	$30,230

Share information:
Diluted weighted average common shares	16,780,430	16,696,787	16,746,731	16,643,811

Basic and diluted earnings per common share	$0.74	$0.48	$2.44	$1.82
Dividends and dividend equivalents per common share	$0.04	$0.02	$1.01	$0.12

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	December 31, 2017	December 31, 2016	(Dollars in thousands)	December 31, 2017	December 31, 2016
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$3,084	$1,569	Current maturities of long-term debt	$372	$4,359
Receivables, net	34,347	26,085	Accounts payable	30,037	20,342
Inventory	93,149	78,858	Accounts payable to affiliate, net	—	3,349
Prepaid expenses	2,182	1,684	Accrued expenses	11,171	8,945
Refundable income taxes	1,980	2,705
Total Current Assets	134,742	110,901	Total Current Liabilities	41,580	36,995
			Other Liabilities:
			Long-term debt, less current maturities	21,407	16,218
			Revolving credit facility	2,775	15,424
Property and equipment	267,288	246,219	Deferred credits	2,151	2,978
Less accumulated depreciation and amortization	(164,237)	(153,428)	Accrued retirement, health, and life insurance benefits	3,133	3,604
			Other noncurrent liabilities	540	393
Net Property, Plant, and Equipment	103,051	92,791	Deferred income taxes	12	3,432
Equity method investments	—	18,934	Total Liabilities	71,598	79,044
Other assets	2,535	2,710	Stockholders’ equity	168,730	146,292
TOTAL ASSETS	$240,328	$225,336	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$240,328	$225,336